EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-                    ) and the related Prospectus of Thomas Properties Group, Inc. for the registration of 1,851,667 shares of its common stock and to the incorporation by reference therein of our reports dated March 20, 2009 (except for the retrospective adjustments described in Notes 3, 7, and 8 of Thomas Properties Group, Inc. and Note 2 of TPG/CalSTRS, LLC, as to which dates are October 15, 2009) included in its form 8-K filed October 16, 2009.

/s/ Ernst & Young LLP

Los Angeles, California

December 24, 2009